PROSPECTUS SUPPLEMENT (To Prospectus Dated May 18, 2010)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-166756

Magnum Hunter Resources Corporation
Common Stock
Up to 5,499,032 shares
_________________________________________

The following information supplements and amends the Prospectus dated May 18, 2010 of Magnum Hunter Resources Corporation (“Magnum Hunter”) relating to the offer and sale from time to time by the selling stockholders named therein of Magnum Hunter’s common stock, $0.01 par value per share. This supplement should be read in conjunction with the Prospectus dated May 18, 2010 and is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

On June 22, 2010, Hall SouthWest Business Ventures, LP, a selling stockholder listed in the Prospectus dated May 18, 2010, distributed all of its shares of common stock being offered under the Prospectus to its partners, Barrett Hall, Sarah Hall Mitchell, Valerie A. Hall and Wayne P. Hall (the “Distribution”).  Each of Barrett Hall, Sarah Hall Mitchell, Valerie A. Hall and Wayne P. Hall is also a selling stockholder listed in the Prospectus.  In order to update the information contained in the section entitled “Selling Stockholders” to reflect the Distribution, the applicable information regarding Barrett Hall, Sarah Hall Mitchell, Valerie A. Hall and Wayne P. Hall in the following table has been substituted to reflect the transfers.   Hall SouthWest Business Ventures, LP is no longer offering any shares of Magnum Hunter’s common stock as of the date of this Prospectus Supplement and all references to it in the table contained in the section entitled “Selling Stockholders” have been deleted.

The table below reports the common stock beneficially owned by the selling stockholders as of the date of the Prospectus dated May 18, 2010 with such changes as were necessary to reflect the Distribution.  Only the beneficial ownership of Barrett Hall, Sarah Hall Mitchell, Valerie A. Hall and Wayne P. Hall has been updated as of the date of this Prospectus Supplement.  The below table in the Prospectus Supplement also corrects the inadvertent transposition of two columns in the corresponding table in the Prospectus dated May 18, 2010 and makes related changes to the beneficial ownership percentages following completion of the offering.  The table, including footnotes, set forth under the caption “Selling Stockholders” and contained in the Prospectus is hereby amended and replaced in its entirety by the following:

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering(A)	Shares of Common Stock Being Offered (B)	Shares of Common Stock Beneficially Owned After the Offering (B)	Percentage of Common Stock Beneficially Owned After the Offering (C)
Aaron Shrira	850,000	100,000	750,000	1.24%
Al Kau	342,000	12,000	330,000	0.55%
Alan L. Freeman	10,000	10,000	-	0.00%
Andy and Carol Vickery	50,000	50,000	-	0.00%
Barrett Hall(32)	88,400	25,000	63,400	0.11%
Ben P. Britten	80,000	40,000	40,000	0.07%
Bo Burgin	20,000	20,000	-	0.00%
Bonanza Master Fund, Ltd.(1)	2,000,000	2,000,000	-	0.00%
Brian Aungst	64,000	50,000	14,000	0.02%
Brianna Yadgir	1,000	1,000	-	0.00%
Bryant Investment Corporation(2)	12,000	2,000	10,000	0.02%
Candies Family Investments, LLC(30)	432,435	100,000	332,435	0.55%
Cascata Long/Short Fund, LP(4)	140,000	70,000	70,000	0.12%
David Belew	63,750	38,750	25,000	0.04%
Dickey P. Triche	50,000	25,000	25,000	0.04%
Donald L. Kirkendall(5)	315,000	60,000	255,000	0.42%
Donald R. Stevens	50,000	50,000	-	0.00%
Edward A. McCarthy	100,000	100,000	-	0.00%
Eric Ashworth	25,000	25,000	-	0.00%
Esperanza Energy Partners, LLC	5,000	5,000	-	0.00%
Gary E. Bryant(31)	2,050,000	50,000	2,000,000	3.31%
Gary L. Hall (6)	167,800	10,000	157,800	0.26%
Gregory C. Hall	40,000	20,000	20,000	0.03%

Hall Consulting Company Inc. (6)	10,000	10,000	-	0.00%
Hall Equities Inc. (6)	10,000	10,000	-	0.00%
Hall Family Trust (6)	10,000	10,000	-	0.00%
Hall Interests Inc. (6)	10,000	10,000	-	0.00%
Hall Partners LP (6)	10,000	10,000	-	0.00%
Harry Lee Stout (17)	50,000	25,000	25,000	0.04%
Harvey Bryant	51,150	1,150	50,000	0.08%
Harvey Paffenroth Profit Sharing Plan(15)	50,000	50,000	-	0.00%
Houston Explorer Group, L.P.(6)	130,000	30,000	100,000	0.17%
James B. Riha Sr.	1,500	1,500	-	0.00%
James C. Yadgir	1,622,000	972,000	650,000	1.08%
James Ray Cratty	40,000	20,000	20,000	0.03%
Jerry Novakowski	2,000	2,000	-	0.00%
Jill McDonald Pavlas	50,000	25,000	25,000	0.04%
Jiunn Ping Tan and Tao Guan	25,000	25,000	-	0.00%
John J Mitchell (12)	40,700	5,000	35,700	0.06%
Julian M. Gomez and Gloria L. Gomez	10,025	10,000	25	0.00%
Kiowa Oil Company(31)	587,000	25,000	562,000	0.93%
L. Zachary Landry	100,000	100,000	-	0.00%
La Esperanza Oil & Gas, LLC	10,000	10,000	-	0.00%
Linda C. Richardson	199,000	100,000	99,000	0.16%
Litke Family Living Trust(10)	29,000	25,000	4,000	0.01%
Marijo Moody	2,000	2,000	-	0.00%
Mark S. Vankiersbilck	40,000	40,000	-	0.00%
Melissa Arnold	1,000	1,000	-	0.00%
Michael J. Minik	5,000	5,000	-	0.00%
Miriam Kay Nixon	37,500	37,500	-	0.00%
Nancy L. Shockey	5,000	5,000	-	0.00%

Ollabelle Hall (8)	167,800	10,000	157,800	0.26%
Patel Family Trust	1,000	1,000	-	0.00%
Phillip Plant	20,000	10,000	10,000	0.02%
Ralph S. O'Connor	50,150	25,150	25,000	0.04%
Richard H. Everett, III	37,500	25,000	12,500	0.02%
Roger M. Burkholder Enterprises, Inc. (16)	5,000	5,000	-	0.00%
Ronald A. Orrico	62,500	10,000	52,500	0.09%
Ruth Cummings	1,000	1,000	-	0.00%
Samantha Yadgir	1,000	1,000	-	0.00%
Sarah Hall Mitchell (13)	48,800	20,000	28,800	0.05%
Scott & Joell Hamersly JTWROS	213,856	50,000	163,856	0.27%
Stan Caplan	150,000	75,000	75,000	0.12%
Steve Patterson	5,000	5,000	-	0.00%
Suzanne V. Bryant (3)	2,050,000	50,000	2,000,000	3.31%
Ugly Soap Company, LLC	25,000	25,000	-	0.00%
Ulrich Family Limited Partnership(18)	95,000	50,000	45,000	0.07%
V. Michael McGuire(11)	15,000	10,000	5,000	0.01%
Valerie A. Hall (9)	25,000	25,000	-	0.00%
Wade Cardin Family Trust	25,000	25,000	-	0.00%
Wayne Hamersly	60,000	60,000	-	0.00%
Wayne P. Hall (7)	2,296,450	25,000	2,271,450	3.76%
William Rinn	200,000	100,000	100,000	0.17%
William & Kaye Garrison (John)	2,000	2,000	-	0.00%
Anegada Master Fund, Ltd. (24)	3,735,230	34,160	3,701,070	6.13%
Bryan Clement	6,097	6,097	-	0.00%
Candies Family Investments, LLC (30)	362,922	30,487	332,435	0.55%
Gary C. Evans (19)	2,854,046	17,341	2,836,705	4.70%
Gary L. Hall (6)	169,360	11,560	157,800	0.26%

Gerald W. Bolfing	36,097	6,097	30,000	0.05%
H. C. Ferguson, III (20)	17,340	2,890	14,450	0.02%
Heather Trust (26)	24,390	24,390	-	0.00%
J. Raleigh Bailes, Sr. (21)	34,680	5,780	28,900	0.05%
James C. Yadgir	662,195	12,195	650,000	1.08%
Jeff Swanson (22)	32,840	2,890	29,950	0.05%
Joe L. McClaugherty (23)	414,188	2,890	411,298	0.68%
John H. Trescot, Jr.	23,048	3,048	20,000	0.03%
Leigh Trescot	18,292	18,292	-	0.00%
Magnus J. Arceneaux, III	6,097	6,097	-	0.00%
Nashuk Partners, L.P. (24)	3,738,070	37,000	3,701,070	6.13%
Perugia Investments, L.P. (25)	1,319,360	11,560	1,307,800	2.17%
The Cuttyhunk Master Portfolio (24)	3,811,070	110,000	3,701,070	6.13%
Tonga Partners OP, L.P. (24)	3,723,670	22,600	3,701,070	6.13%
Tonga Partners, L. P. (24)	3,779,070	78,000	3,701,070	6.13%
W. W. Gay	3,048	3,048	-	0.00%
Wayne P. Hall (7)	2,283,010	11,560	2,271,450	3.76%

(1)	Bernay Box is the manager of the selling stockholder
(2)	Harvey S. Bryant is the manager of the selling stockholder
(3)	Suzanne Bryant holds warrants as custodian for Joseph Grimes, John Kerr, Carsen Jones, Cade Jones,
(4)	Chris D. Cuzalina is the manager of the selling stockholder
(5)	Donald L. Kirkendall is an employee of the Company, serves as a Senior Vice President of Administration and Product Marketing, and was a member of our board of directors from 2006 to June 2009.
(6)	Gary L. Hall is the manager/trustee of the selling stockholder. Mr. Gary Hall serves on our board of directors
(7)	Wayne Hall is the manager of the selling stockholder. Mr. Hall served as CEO and President of the company and currently serves on our board of directors as vice-chairman.
(8)	Ollabelle Hall is the spouse of Gary L. Hall, a member of our board of directors.
(9)	Valerie Hall is the spouse of Wayne Hall, a member of our board of directors.

(10)	Gene R. Litke and M. Joyce Litke are the trustees of the selling stockholder.
(11)	Mr. McGuire is a broker-dealer.
(12)	John J. Mitchell is the son-in-law of our vice-chairman of the board, Mr. Wayne Hall.
(13)	Sarah Hall Mitchell is the daughter of our vice-chairman of the board, Mr. Wayne Hall.
(15)	Harvey C. Paffenroth is the trustee of the selling stockholder.
(16)	Roger M. Burkholder is the manager of the selling stockholder.
(17)	Harry Stout served as a former chief financial officer of the company.
(18)	Kurt W. Steinmann is the manager of the selling stockholder.
(19)	Gary C. Evans is currently the chairman of the board and chief executive officer of the company.
(20)	H.C. Ferguson, III is currently an employee of the company, serving as executive vice president.
(21)	J. Raleigh Bailes, Jr. serves on our board of directors.
(22)	Jeff Swanson serves on our board of directors.
(23)	Joe L. McClaugherty serves on our board of directors.
(24)	J. Carlo Cannell is the manager of the selling stockholder
(25)	Ronald D. Ormand is the manager of the selling stockholder. Mr. Ormand currently serves as our chief financial officer and serves on our board of directors.
(26)	Michael D. Starcher is the trustee of the selling stockholder.
(27)	Gregory Carlin is the manager of the selling stockholder
(28)	Brian Black is the manager of the selling stockholder
(29)
J. Russell Weinberg is manager of the selling stockholder. Several partners of ECS Capital Management are employees of Energy Capital Solutions, LP, an NASD member broker-dealer. Warrants were issued as compensation for investment banking services to the Company.

(30)	Phillip M. Plant is manager of the selling stockholder
(31)
Gary Bryant is the manager of the selling stockholder. Mr. Bryant served as our chief executive officer and a member of our board of directors from May 2003 to April 2005. Mr. Bryant holds warrants as custodian for Chase Palm, Preston Palm and Brent Zechiel

(32)	Barrett Hall is an employee of Magnum Hunter and son of our vice chairman of the board, Wayne Hall.

(A)            The number of shares of common stock beneficially owned prior to the offering includes shares of common stock issuable upon the exercise of the Warrants owned by the selling stockholders, which are offered for sale pursuant to this prospectus.

(B)           Under this prospectus, the selling stockholders may offer all or some portion of the common stock issuable upon exercise of the Warrants.  No estimate can be given as to the number of shares of our common stock that will be held by any selling stockholder upon termination of any sales.  We refer you to the information under the heading “Plan of Distribution.”  For purposes of this table, we have assumed that, after completion of the offering, none of the shares of common stock covered by this prospectus will be held by the selling stockholders.

(C)           Percentage ownership is based on 60,362,679 shares of common stock outstanding as of May 7, 2010.

_________________
The date of this prospectus supplement is June 23, 2010.